FOR:   THE OHIO ART COMPANY                CONTACT:RON COMO & ASSOCIATES, INC.
       ONE TOY STREET                              330 EAST 46TH ST., SUITE 7C
       P.O. BOX 111                                NEW YORK, NY 10017
       BRYAN, OH 43506                             TEL: (212) 557-4140
       JERRY D. KNEIPP
       CHIEF FINANCIAL OFFICER                     FEBRUARY 20, 2004
       TEL: (419) 636-3141                         IMMEDIATE RELEASE
                                                   -----------------

                OHIO ART TO TERMINATE SEC REPORTING, AMEX LISTING

BRYAN, OH, FEBRUARY 20, 2004. The Ohio Art Company (ASE: OAR) announced today that it intends to delist its common stock from the American Stock Exchange and to file a Form 15 with the Securities and Exchange Commission (SEC) in order to suspend registration of its common stock. The Company has filed a request for withdrawal with the American Stock Exchange.

The Company's Board of Directors considered several factors in making this decision, including the following:

o        The number of stockholders of record in the Company's stock,

o        The limited extent of trading in the Company's stock,

o The material costs of complying with the requirements of the Sarbanes-Oxley Act.

"After careful consideration, the Board of Directors concluded that it was no longer in the best interests of the Company to be subject to the SEC's reporting requirements," said William C. Killgallon, Ohio Art's Chairman and CEO. "Changing conditions for our business have created an environment where the advantages of being a public reporting company are outweighed by the significant accounting, legal and administrative costs that are associated with the SEC's reporting requirements. Also, these costs can be expected to increase due to recent legislation and the continuing expansion of SEC regulation. Deregistration would result in significant cost savings to the Company, as well as provide an opportunity for management to focus more completely on the Company's business operations."

The Company anticipates that its common stock will be quoted on the Pink Sheets(R), an electronic quotation service for over-the-counter securities, following deregistration and delisting from the American Stock Exchange, to the extent that market makers continue to demonstrate an interest in trading in the common stock. No guarantee, however, can be made that trading will continue.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch(R) drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement. Product lines include "Making Creativity Fun" activity toys, such as Etch A Sketch(R), Betty Spaghetty(R) fashion doll, and A.R.M. 4000XL(TM) water toy. In addition, the Company's Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. For a discussion of factors that might affect actual results, investors may refer to the Company's most recent Form 10-K filed with the SEC. The Company assumes no obligation to update any forward-looking statements contained in this release.